News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER ANNOUNCES $200 MILLION
SHARE REPURCHASE PROGRAM

MIAMI, May 7, 2007 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, announced a new share repurchase program under which the Company plans to repurchase up to $200 million of outstanding Ryder common stock over a period not to exceed two years. Based on Ryder’s current stock price, $200 million represents approximately 6% of the Company’s total shares outstanding.

“Our financial strength enables us to take this step toward our established leverage targets without curtailing our ability to invest capital for organic growth and opportunistic acquisitions,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “This program will also serve to offset the dilutive effect of stock option exercises, though it is not limited to that.”

Share repurchases will be made periodically in open-market transactions, and are subject to market conditions, legal requirements and other factors. Additionally, Ryder management has been granted authority to establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 as part of the repurchase program. This will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company. As of April 30, 2007, the Company had approximately 61 million shares of common stock outstanding. The Company has completed all previously disclosed share repurchase programs.

About Ryder

Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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